UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: July 27, 2006
(Date of earliest event reported)

Clarion Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-24690 (Commission File No.)	91-1407441 (IRS Employer Identification No.)

38 West Fulton, Suite 300 Grand Rapids, Michigan (Address of Principal Executive Offices)	49503 (Zip Code)

616-233-6680
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry Into a Material Definitive Agreement.

On July 27, 2006, JPMorgan Chase Bank, N.A. and Fifth Third Bank, the senior lenders to Clarion Technologies, Inc. (“Clarion”) entered into a Modification and Consent Agreement (“Consent Agreement”) with Clarion, certain of its subsidiaries, William Blair Mezzanine Capital Fund III, L.P. (“Blair”), and Crown Realty Holdings, LLC (“Crown”). Pursuant to the Consent Agreement, Blair and Crown loaned Clarion an aggregate $1,375,000 (“Loan”), the principal of which Loan is due and payable on December 31, 2006 (Blair: $1,000,000; Crown: $375,000). The Loan is pre-payable at Clarion’s and the holders’ option, subject to certain restrictions. The Loan is pari passu with Clarion’s debt to its senior lenders, except that it is unsecured. If the Loan is not repaid as of December 31, 2006, the unpaid amount of the Loan will become additional subordinated debt under the terms of the Senior Subordinated Loan Agreement, dated as of December 27, 2002, as amended, pursuant to which Blair and Crown are already parties. As consideration for the Loan, Blair and Crown will receive (a) on July 31, 2006, their pro rata share of 250 shares of Class A Preferred Stock of Clarion, and (b) on November 1, 2006, up to 750 additional shares of Class A Preferred Stock of Clarion, adjusted pro rata for the amount of unpaid principal of the Loan as of such date. To the extent the Loan is not paid in full as of December 31, 2006, Blair and Crown will receive, as additional consideration, their pro rata portion of 1,000 shares of Class A Preferred Stock of Clarion. Crown is a Michigan limited liability company controlled by Mr. Craig Wierda, chairman of Clarion’s Board of Directors.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 1, 2006	CLARION TECHNOLOGIES, INC. By: /s/ Edmund Walsh —————————————— Edmund Walsh Chief Financial Officer